CLARK, WILSON
BARRISTERS & SOLICITORS
Patent & Trademark Agents

May  ___,  2000

Board  of  Directors
Merlin  Software  Technologies  International,  Inc.
Suite  420  -  6450  Roberts  Street
Burnaby,  BC  V5G  4E1

Dear  Sirs:

          We refer to the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act") on behalf of Merlin Software Technologies International, Inc. (the "Company"), relating to an aggregate of up to 3,000,000 common shares (the "Shares") in the capital of the Company issuable pursuant to the Company's Stock Option Plan, effective May 1, 2000 (the "2000 Plan").

          For the purposes of rendering this opinion, we examined originals or photostatic copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

          Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statements becomes and remains effective, and the prospectus which is a part thereof (the "Prospectus"), and the Prospectus delivery procedures with respect thereto, fulfil all of the requirements of the 1933 Act, throughout all periods relevant to the opinion, and (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states and/or provinces having jurisdiction thereof, we are of the opinion that the Shares are, and the Shares to be issued pursuant to the Agreements upon receipt of adequate consideration will be, legally issued, fully paid and non-assessable.

          This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to

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the  use  of this opinion as an exhibit  to  the  Registration  Statement.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

                                           Yours  truly,

                                           CLARK,  WILSON

                                           /s/  Clark,  Wilson